EXHIBIT 10.3

October 29, 2017

Mr. Andrew E. Watt

[Address]

Capella Education Company (“Capella”) has entered into an Agreement and Plan of Merger (the Merger Agreement) pursuant to which a wholly owned subsidiary of Strayer Education, Inc. (“Strayer”) will merge with and into Capella pursuant to which Capella will become a wholly owned subsidiary of Strayer. In connection with the merger contemplated by the Merger Agreement (the Merger), you will be offered to continue your employment as a Continuing Employee under the Merger Agreement. This letter agreement reflects certain understandings and agreements regarding certain of the terms of your employment as a Continuing Employee.

You understand and agree that your job responsibilities with the combined company resulting from the Merger are expected to be substantially the same as your current job responsibilities and will not constitute a material reduction in your job responsibilities as a Continuing Employee. You agree to remain employed as a Continuing Employee, notwithstanding any changes that may be made to your job responsibilities, for a period of at least eighteen months following the closing of the Merger (the Closing), and you waive any rights you may have to resign for Good Reason and to receive benefits under the Capella Senior Executive Severance Plan, as amended (the Plan), as a result of any reduction in your job responsibilities. For the sake of clarity, nothing in this letter agreement changes your eligibility for benefits under the Plan if you experience a material diminution of your base compensation or a reassignment of your principal place of work, without your consent, to a location more than 50 miles from your principal place of work.

In exchange for your commitment to remain employed as a Continuing Employee for eighteen months following the Closing, and as further inducement to you to remain employed, you will be eligible for severance benefits comparable to the benefits under the Plan under certain circumstances. If you remain employed for the period from the date of the Closing through the date that is eighteen months following the date of the Closing, you will be entitled to voluntarily resign from your employment other than for Good Reason, effective at any time from the date that is eighteen months following Closing until the second annual anniversary of the date of Closing and, in connection with such resignation, receive benefits equal to the benefits that you would have been entitled to receive under Section IV of the Plan (as the Plan is in effect on the date of this letter agreement) if you had terminated your employment for Good Reason under the Plan, subject to you fulfilling all of the same terms, conditions and requirements for receipt of benefits under the Plan, including without limitation the requirement that you timely sign and not revoke a release of claims and the time and form of any severance payments. No benefits will be payable under this letter agreement for any termination of your employment following the second annual anniversary of the Closing.

Nothing in this letter agreement is intended to amend the Plan or your participation in it. The benefit described in the previous paragraph is intended to be an additional benefit available to you in the event your employment terminates under circumstances that would not otherwise qualify you for a benefit under the Plan during the period described above. Under no circumstances will you be eligible to collect benefits under both this letter agreement and under the Plan, since the qualifying events for benefits under the Plan and under this letter agreement are mutually exclusive.

Mr. Andrew E. Watt

October 29, 2017

This letter agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the Code) and its corresponding regulations, and payments may only be made under this letter agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. If required by section 409A of the Code, if you are considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this letter agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. All payments to be made upon a termination of employment under this letter agreement may only be made upon a “separation from service” under section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this letter agreement to the contrary, in no event shall the timing of your execution of a release of claims, directly or indirectly, result in you designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year.

This letter agreement does not modify the at-will employment relationship between you and Capella before the Closing, or between you and Strayer after the Closing. Each of Capella and Strayer, as applicable, retain the right to terminate your employment, with or without notice, at any time and for any lawful reason or no reason.

All matters relating to the interpretation and enforcement of this letter agreement will be governed by the laws of the State of Minnesota. This letter agreement may not be assigned by you.

This letter agreement contains the entire agreement and understanding between you and Capella and Strayer with respect to the matters discussed herein. This letter agreement may not be modified or amended except in a written amendment signed by you and an authorized representative of Capella before the Closing or an authorized representative of Strayer after the Closing.

Sincerely,

/s/ J. Kevin Gilligan

J. Kevin Gilligan

Chief Executive Officer

Acknowledgment and Acceptance:

By signing below, I accept and agree to the terms and conditions of this letter agreement as set forth above.

Employee Signature:	/s/ Andrew E. Watt	Date: October 29, 2017